Exhibit 99.1

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

November 19, 2025	Contact:	Steven F. Nicola
Chief Financial Officer and Treasurer

Matthews International Announces Board Chair Transition

J. Michael Nauman will succeed Alvaro Garcia-Tunon as Chairman following upcoming annual shareholder meeting

Nauman brings over 35 years of specialty products and technical expertise

PITTSBURGH, November 19, 2025 (GLOBE NEWSWIRE) – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced that its Board of Directors has unanimously elected J. Michael Nauman to serve as the next Chairman of the Board, effective following the 2026 Annual Meeting of Shareholders. Mr. Nauman will succeed Alvaro Garcia-Tunon, who has served as Chair since 2022 and will retire from the Board when his term expires at the Annual Meeting.

Mr. Nauman is a highly experienced executive with over 35 years of commercial, strategic, and financial expertise. Mr. Nauman was first elected to the Matthews Board at the 2025 Annual Meeting of Shareholders, where he received the highest level of support among all nominees. He previously served as President, Chief Executive Officer, and Director of Brady Corporation, a provider of identification and safety products, and as Executive Vice President of the Integrated Products Division at Molex overseeing global operations across multiple end markets.

“Michael has been a highly engaged director since joining the Board earlier this year,” said outgoing Chairman Alvaro Garcia-Tunon. “He has shown the strong independent oversight, deep business understanding, and relevant expertise that will make him an exceptional Chairman of the Board. I am very pleased that he will be my successor.”

“At this pivotal moment of transformation for Matthews, Michael has brought incredible technical expertise, M&A experience, and leadership abilities, together with fresh perspectives, to the Board,” said Joe Bartolacci, President and CEO of Matthews. “Michael has earned the respect of all Board members and members of management, and I look forward to continuing to work alongside him and our fellow Board members as we further position Matthews for sustainable growth and long-term value creation.”

Mr. Bartolacci continued, “We are grateful to Alvaro for his outstanding leadership as both a Board member and as Chairman. His strategic insight and guidance have been invaluable over the past 15 years, and he has helped guide the Company through several pivotal milestones. We wish him all the best in his retirement.”

About Matthews International Corporation

Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. In addition, the Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis delivers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. Matthews International has over 5,400 employees in 19 countries on four continents that are committed to delivering the highest quality products and services.